Exhibit (b)

SPACECORP

AMENDED AND RESTATED BYLAWS

ARTICLE I

OFFICES

Section 1.         PRINCIPAL OFFICE. The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may from time to time designate.

Section 2.        ADDITIONAL OFFICES. The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1.         PLACE. All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting. The Board of Directors may determine that a meeting not be held at any place, but instead may be held partially or solely by means of remote communication. In accordance with these Bylaws and subject to any guidelines and procedures adopted by the Board of Directors, stockholders and proxy holders may participate in any meeting of stockholders held by means of remote communication and may vote at such meeting as permitted by Maryland law. Participation in a meeting by these means constitutes presence in person at the meeting.

Section 2.         ANNUAL MEETING. An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

Section 3.          SPECIAL MEETINGS.

(a)      General. Each of the chair of the board, chief executive officer, president or the Board of Directors may call a special meeting of stockholders. Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chair of the board, chief executive officer, president or the Board of Directors, whoever has called the meeting. Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”).

(b)     Stockholder-Requested Special Meetings. (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date. The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors. If the Board of Directors, within 30 days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the 30th day after the first date on which a Record Date Request Notice is received by the secretary or, if such 30th day is not a Business Day (as defined below), on the first preceding Business Day.

(2)       In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage shall be delivered to the secretary. In addition, the Special Meeting Request shall (a) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (b) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (c) set forth (i) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (ii) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (iii) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (d) be sent to the secretary by registered mail, return receipt requested, and (e) be received by the secretary within 60 days after the Request Record Date. Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke his, her or its request for a special meeting at any time by written revocation delivered to the secretary.

(3)       The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials). The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

(4)       In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation. In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting. In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date or, if such 30th day after the Delivery Date is not a Business Day, the first preceding Business Day, shall be the Meeting Record Date. The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

(5)       If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary: (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter. Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

(6)     The chair of the board, the president, the chief executive officer or the Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary. For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage. Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(7)       In the case of any Stockholder-Requested Meeting, if information submitted pursuant to any of the provisions of this Section 3(b) by any stockholder proposing business to be conducted at a special meeting of stockholders is inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 3(b). Each requesting stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any information provided in accordance with this Section 3(b). Upon written request by the secretary of the Corporation or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to the provisions of this Section 3(b), and (ii) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such business proposal before the special meeting). If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 3(b).

(8)       For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of California are authorized or obligated by law or executive order to close.

Section 4.       NOTICE OF MEETINGS. Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions. The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice. Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting. Such notice will also specify the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting.

Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice. No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice. The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(3) of this Article II) of such postponement or cancellation prior to the meeting. Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

Section 5.        ORGANIZATION AND CONDUCT. Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the board or, in the case of a vacancy in the office or absence of the chair of the board, by one of the following individuals present at the meeting in the following order: the lead independent director, if there is one, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, the secretary, the chief financial officer, the treasurer or, in the absence of such officers, a chair chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy. The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary or an individual appointed by the Board of Directors or the chair of the meeting shall act as secretary. In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chair of the meeting, shall record the minutes of the meeting. Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chair of the meeting. The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) recognizing speakers at the meeting and determining when and for how long speakers and any individual speaker may address the meeting; (d) determining when and for how long the polls should be opened and when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (g) concluding a meeting or recessing or adjourning the meeting (with respect to one or more matters to be considered at such meeting), whether or not a quorum is present, to a later date and time and at a place either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; (h) complying with any state and local laws and regulations concerning safety and security; and (i) restricting the use of audio or video recording devices at the meeting. Unless otherwise determined by the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

Section 6.        QUORUM; ADJOURNMENT AND POSTPONEMENT. The presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting (without regard to class) shall constitute a quorum at any meeting of the stockholders, except with respect to any matter that, under applicable law or regulatory requirements or the charter of the Corporation (the “Charter”), requires approval by a separate vote of the holders of one or more classes of stock, in which case the presence in person or by proxy of stockholders entitled to cast a majority of the votes entitled to be cast by holders of stock of each such class on such a matter shall constitute a quorum. This section shall not affect any requirement under law or the Charter for the vote necessary for the approval of any matter.

Any meeting of the stockholders, whether or not a quorum is established, may be adjourned by the chair of the meeting sine die or from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting. The date, time and place of the meeting, as reconvened, shall be either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the meeting as originally notified.

The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than required to establish a quorum.

Section 7.        VOTING. A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director; provided, however, in connection with any election in which the Board of Directors has determined that the number of nominees for election as a director at such meeting exceeds the number of directors to be elected at such meeting, each nominee for election as a director at such meeting of stockholders shall be elected by a majority of the votes entitled to be cast in the election of directors. Each share entitles the holder thereof to cast one vote for as many individuals as there are directors to be elected and for whose election the holder of such share is entitled to vote. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless a different number or proportion is required by any statute or the Charter. Unless otherwise provided by any statute or the Charter, each outstanding share, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders and fractional shares shall be entitled to a proportionate fractional vote on any matter submitted to a vote of stockholders.

Section 8.         PROXIES. A stockholder of record may cast votes in person or by proxy executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the secretary of the Corporation before or at the meeting. No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board of Directors.

Section 9.       VOTING OF STOCK BY CERTAIN HOLDERS. Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder. The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or desirable. On receipt by the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

Section 10.      INSPECTORS. The Board of Directors or the chair of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector. Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chair of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote. Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting. If there is more than one inspector, the report of a majority shall be the report of the inspectors. The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

Section 11.      ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

(a)       Annual Meetings of Stockholders. (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

(2)       In addition to complying with any other requirements under all applicable federal and state laws, including the Exchange Act, and the Charter and these Bylaws, for any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and, in the case of any such other business, such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder’s notice shall set forth all information required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting; provided, however, that, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above. If a stockholder of record is entitled to vote only for a specific class or category of directors at a meeting (annual or special), such stockholder’s right to nominate one or more individuals for election as a director at the meeting shall be limited to such class or category of directors.

(3)       Such stockholder’s notice shall set forth:

(i)       as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”),

(A)      all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

(B)       a representation that the Proposed Nominee is not and will not be an “interested person” of the Corporation (as defined in the Investment Company Act of 1940, as amended (the “1940 Act”)), and information regarding the Proposed Nominee that will be sufficient, in the discretion of the Board of Directors, for the Corporation to confirm such representation;

(C)       other directorships, trusteeships or comparable positions held during the past five years;

(D)       such person’s written consent to being named as a nominee and to serving as a director if elected; and

(E)       a representation that the Proposed Nominee meets all applicable legal requirements relevant to service as a director, including, but not limited to, the rules adopted by the principal listing exchange (if any) upon which the Corporation’s securities are listed, Rule 10A-3 under the Exchange Act (or any successor provision thereto), Article 2-01 of Regulation S-X under the Exchange Act with respect to the Corporation’s independent registered public accounting firm (or any successor provision thereto) and any other criteria established by the 1940 Act related to service as a director of a management investment company or the permitted composition of the board of directors of a management investment company, together with information regarding such Proposed Nominee that will be sufficient, in the discretion of the Board of Directors, to confirm such representation;

(ii)       as to any other business that the stockholder proposes to bring before the meeting,

(A)      a description of such business (including the text of any resolution proposed for consideration), the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom; and

(B)      any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Regulation 14A (or any successor provision) of the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded;

(iii)       as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

(A)      the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person;

(B)      the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

(C)       whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last twelve months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Company Securities or (y) any security of any other closed-end investment company (a “Peer Group Company”) for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company); and

(D)      any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(iv)       as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

(A)       the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and business address, if different, of each such Stockholder Associated Person and any Proposed Nominee;

(B)       the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

(C)       a description of all agreements, arrangements and understandings (whether written or oral) and relationships with respect to the nomination or proposal between or among the stockholder, any Stockholder Associated Person, and any other person or persons (including their names) in connection with the nomination or proposal of such business, and any material interest of such person in such nomination or business, including any anticipated benefit therefrom to such person; and

(D)       a description of all commercial and professional relationships and transactions between or among the stockholder and any Stockholder Associated Person, and any other person or persons known to such stockholder or any such Stockholder Associated Person to have a material interest in the matter that is the subject of such notice; and

(v)       to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder’s notice.

(4)       Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a written representation executed by the Proposed Nominee (i) that such Proposed Nominee (A) is not, and will not, become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, (B) consents to serve as a director of the Corporation if elected, (C) will notify the Corporation simultaneously with the notification to the stockholder of the Proposed Nominee’s actual or potential unwillingness or inability to serve as a director, (D) does not need any permission or consent from any third party to serve as a director of the Corporation, if elected, that has not been obtained, including any employer or any other board or governing body on which such Proposed Nominee serves and (E) that the Proposed Nominee's election would comply with all of the Corporation's publicly disclosed corporate governance, conflict of interest, confidentiality, stock ownership and trading policies and guidelines; (ii) attaching copies of any and all requisite permissions or consents; and (iii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request by the stockholder providing the notice).

(5)      The Proposed Nominee shall, as required by the Board of Directors, sit for an interview with one or more directors or their representatives, which interview may, in the discretion of the Board of Directors, be conducted by means of remote communication. Refusal by a Proposed Nominee to participate in such interview will render the nomination ineffective for failure to satisfy the requirements of these Bylaws. The Proposed Nominee shall, as required by the Board of Directors, consent to and cooperate with a background screening conducted by a background screening company selected by the Board of Directors with experience in conducting background screenings of public company directors. Refusal by a Proposed Nominee to cooperate with such a background screening will render the nomination ineffective for failure to satisfy the requirements of these Bylaws.

(6)       For a stockholder notice to comply with the requirements of this Section 11, each of the requirements of this Section 11 shall be directly and expressly responded to and such stockholder notice must clearly indicate and expressly reference, for all information disclosed in the stockholder notice, the provisions of this Section 11 for which such information is provided.

(7)       Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased from the number of directors serving on the date stockholders are first permitted to submit nominations or other business for consideration at an annual meeting pursuant to Section 11(a)(2) of this Article II, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

(8)       For purposes of this Section 11, “Stockholder Associated Person” of any stockholder means (i) any person who is a member, with such stockholder, of any “group,” as that term is used for purposes of Section 13(d)(3) of the Exchange Act, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person or is an officer, director, partner, member, employee or agent of such stockholder or such Stockholder Associated Person.

(b)       Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of the Board of Directors or (ii) provided that the special meeting has been called in accordance with Section 3 of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Any individual nominated in accordance with this paragraph (b) of this Section 11 shall be obligated to comply with paragraph (a)(5) of this Section 11. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

(c)       General. (1) If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, or if the stockholder otherwise fails to comply with this Section 11, such information, nomination or proposal may be deemed not to have been provided or made in accordance with this Section 11. Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information. Upon written request by the secretary of the Corporation or the Board of Directors, any such stockholder shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (A) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11.

(2)       Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. A stockholder proposing a Proposed Nominee shall have no right to (i) nominate a number of Proposed Nominees that exceeds the number of directors to be elected at the meeting or (ii) substitute or replace any Proposed Nominee unless such substitute or replacement is nominated in accordance with this Section 11 (including the timely provision of all information and representations with respect to such substitute or replacement Proposed Nominee in accordance with the deadlines set forth in this Section 11). If the Corporation provides notice to a stockholder that the number of Proposed Nominees proposed by such stockholder exceeds the number of directors to be elected at a meeting, the stockholder must provide written notice to the Corporation within five Business Days stating the names of the Proposed Nominees that have been withdrawn so that the number of Proposed Nominees proposed by such stockholder no longer exceeds the number of directors to be elected at a meeting. If any individual who is nominated in accordance with this Section 11 becomes unwilling or unable to serve on the Board of Directors, then the nomination with respect to such individual shall no longer be valid and no votes may validly be cast for such individual. The chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11. Determinations by the chair of the meeting with respect to compliance of any proposed nomination or business and/or any information submitted to the Corporation by a stockholder or a Proposed Nominee pursuant to this Section 11 shall be final and binding unless determined by a court of competent jurisdiction to have been made in bad faith.

(3)       For purposes of this Section 11, “the date of the proxy statement” shall mean the date of the Corporation’s proxy statement released to stockholders in connection with the previous year’s annual meeting. “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act or the 1940 Act.

(4)       Notwithstanding the foregoing provisions of this Section 11, and in addition to the requirements thereof, a stockholder shall also have complied with all applicable requirements of state law and of the 1940 Act and the Exchange Act with respect to the acquisition, holding or voting of shares, the disclosure of beneficial ownership of shares or changes therein, the disclosure of any intention to make any proposals with respect to the Corporation or that would affect the management or control of the Corporation, all other required disclosures, and the solicitation of proxies or written consents, or otherwise related to the matters set forth in this Section 11. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of a definitive proxy statement on Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

(5)       Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chair of the meeting, if the stockholder (or a representative who is qualified under Maryland law to present the proposal on behalf of such stockholder) giving notice as provided for in this Section 11 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter shall not be considered at the meeting, notwithstanding that proxies in respect of such matter may have been received by the Corporation.

Section 12.         VOTING BY BALLOT. Voting on any matter or in any election may be viva voce unless the chair of the meeting shall order or any stockholder shall demand that voting be by ballot.

Section 13.         STOCKHOLDERS’ CONSENT IN LIEU OF MEETING. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders.

Section 14.         MARYLAND CONTROL SHARE ACQUISITION ACT. Pursuant to a resolution adopted by the Board of Directors in accordance with Section 3-702(c)(4) of the Maryland General Corporation Law (“MGCL”), the Corporation is subject to Title 3, Subtitle 7 of the MGCL (the “Control Share Act”), which shall apply to any acquisition or proposed acquisition of shares of stock of the Corporation to the extent provided in the Control Share Act, subject to any limitations under the 1940 Act. Notwithstanding the foregoing sentence, the Control Share Act shall not apply to the voting rights of the holders of any shares of preferred stock of the Corporation (but only with respect to such shares).

ARTICLE III

DIRECTORS

Section 1.         GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

Section 2.         NUMBER, TENURE AND QUALIFICATIONS. A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors. Any director of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the board or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

To qualify as a nominee for election as a director and to be elected as a director, an individual, at the time of nomination and election:

(a)       shall, at the time the individual is nominated or elected, serve as a director of no more than five companies having securities registered under the Exchange Act or 1940 Act or treated as public reporting companies under any comparable regulatory regime (investment companies having the same investment adviser or investment advisers in a control relationship with each other shall all be counted as a single company for this purpose);

(b)       shall not have been charged (unless such charges were dismissed or the individual was otherwise exonerated) with a criminal offense involving dishonesty or breach of trust, or have been convicted or have pled guilty or nolo contendere with respect to a felony under the laws of the United States or any state thereof;

(c)       shall not be and shall not have been subject to any censure, order, consent decree (including consent decrees in which the respondent has neither admitted nor denied the findings) or adverse final action of any federal, state or foreign governmental or regulatory authority (including self-regulatory organizations), barring or suspending such individual from participation in or association with any investment-related business or restricting such individual’s activities with respect to any investment-related business, nor shall be subject to any “proceeding,” as defined in Form ADV adopted under the Investment Advisers Act of 1940, as amended, that could reasonably be expected to result in an individual nominated or seated as a director failing to satisfy the requirements of this paragraph;

(d)       shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(a) of the 1940 Act that would result in, or could have reasonably been expected or would reasonably be expected to result in such individual or a company of which such individual is an affiliated person (as defined in Section 2(a)(3) of the 1940 Act) being ineligible, in the absence of an exemptive order under Section 9(c) of the 1940 Act, to serve or act in the capacity of employee, officer, director, member of an advisory board, investment adviser, or depositor of any registered investment company, or principal underwriter for any registered investment company, registered unit investment trust, or registered face-amount certificate company;

(e)       shall not be and shall not have been the subject of any of the ineligibility provisions contained in Section 9(b) of the 1940 Act that, in the absence of an exemptive order under Section 9(c) of the 1940 Act, would permit, or could reasonably have been expected or would reasonably be expected to permit the Securities and Exchange Commission by order to prohibit conditionally or unconditionally, either permanently or for a period of time, such individual from serving or acting as an employee, officer, director, member of an advisory board, investment adviser or depositor of, or principal underwriter for, a registered investment company or affiliated person (as defined in Section 2(a)(3) of the 1940 Act) of such investment adviser, depositor, or principal underwriter; and

(f)       only with respect to individuals nominated or elected to serve as disinterested director, shall not be an “interested person,” as defined under Section 2(a)(19) of the 1940 Act, of the Corporation.

The Nominating and Governance Committee of the Board of Directors, or in the absence thereof, the entire Board of Directors, in its sole discretion, shall determine whether an individual satisfies the foregoing qualifications. Any individual who does not satisfy the qualifications set forth under this Section 2 shall not be eligible for nomination or election as a director, provided that a majority of the Board of Directors then in office may determine by resolution that failure to satisfy a particular qualification requirement will not present undue conflicts or impede the ability of the subject individual to discharge the duties of a director or the free flow of information among directors or between the Corporation’s investment adviser and the Board of Directors.

Section 3.          REGULAR MEETINGS. Regular meetings of the Board of Directors shall be held from time to time at such places and times as provided by the Board of Directors or as otherwise determined at the direction of the Board of Directors.

Section 4.         SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by or at the request of the chair of the board, the president, a majority of the directors then in office or other persons authorized by the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix any place as the place for holding any special meeting of the Board of Directors called by them. The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

Section 5.          NOTICE. Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, United States mail or courier to each director at his or her business or residence address. Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting. Notice by United States mail shall be given at least three days prior to the meeting. Notice by courier shall be given at least two days prior to the meeting. Telephone notice shall be deemed to be given when the director or his or her agent is personally given such notice in a telephone call to which the director or his or her agent is a party. Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director. Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt. Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid. Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed. Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

Section 6.         QUORUM. A majority of the directors shall constitute a quorum for transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to any law, the Charter or these Bylaws, the vote of a majority or other percentage of a particular group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

Section 7.          VOTING. The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by any law, the Charter or these Bylaws. If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by any law, the Charter or these Bylaws.

Section 8.         ORGANIZATION. At each meeting of the Board of Directors, the chair of the board or, in the absence of the chair, the vice chair of the board, if any, shall act as chair of the meeting. In the absence of both the chair and vice chair of the board, if any, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chair of the meeting. The secretary or, in his or her absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.

Section 9.          CHAIR. The Board of Directors may designate from among its members a chair and a vice chair of the board, who shall not, solely by reason of such designation, be officers of the Corporation. The chair of the board shall have such powers and duties as specified in these Bylaws or determined by the Board of Directors from time to time.

Section 10.      MEETINGS BY TELEPHONE OR OTHER COMMUNICATIONS EQUIPMENT. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time; provided, however, this Section 10 does not apply to any action of the directors pursuant to the 1940 Act that requires the vote of the directors to be cast in person at a meeting. Participation in a meeting by these means shall constitute presence in person at the meeting, except as otherwise required by applicable law.

Section 11.        CONSENT BY DIRECTORS WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each director and is filed with the minutes of proceedings of the Board of Directors; provided, however, this Section 11 does not apply to any action of the directors pursuant to the 1940 Act that requires the vote of the directors to be cast in person at a meeting.

Section 12.        VACANCIES. If for any reason any or all of the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder. Subject to applicable requirements of the 1940 Act, except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, (a) any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum and (b) any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

Section 13.        COMPENSATION. Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting (including telephonic meetings) and for any service or activity they performed or engaged in as directors. Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with any service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

Section 14.        RELIANCE. Each director and officer of the Corporation shall, in the performance of his or her duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

Section 15.        RATIFICATION. The Board of Directors or the stockholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders. Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

Section 16.        CERTAIN RIGHTS OF DIRECTORS AND OFFICERS. Any director or officer, in his or her personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

Section 17.         EMERGENCY PROVISIONS. Notwithstanding any other provision in the Charter or these Bylaws, this Section 17 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”). During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV

COMMITTEES

Section 1.          NUMBER, TENURE AND QUALIFICATIONS. The Board of Directors may appoint from among its members one or more committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.

Section 2.          POWERS. The Board of Directors may delegate to committees appointed under Section 1 of this Article IV any of the powers of the Board of Directors, except as prohibited by law. Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole and absolute discretion.

Section 3.          MEETINGS. Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors. A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee. The act of a majority of the committee members present at a meeting shall be the act of such committee. The Board of Directors, or in the absence of such designation, the applicable committee, may designate a chair of any committee, and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board of Directors shall otherwise provide. Each committee shall keep minutes of its proceedings.

Section 4.        MEETINGS BY TELEPHONE OR OTHER COMMUNICATIONS EQUIPMENT. Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time; provided, however, this Section 4 does not apply to any action of the directors pursuant to the 1940 Act that requires the vote of the directors to be cast in person at a meeting. Participation in a meeting by these means shall constitute presence in person at the meeting, except as otherwise required by applicable law.

Section 5.           CONSENT BY COMMITTEES WITHOUT A MEETING. Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent to such action is given in writing or by electronic transmission by each member of the committee and is filed with the minutes of proceedings of such committee; provided, however, this Section 5 does not apply to any action of the directors pursuant to the 1940 Act that requires the vote of the directors to be cast in person at a meeting.

Section 6.         VACANCIES. Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee. Subject to the power of the Board of Directors, the members of the committee shall have the power to fill any vacancies on the committee.

ARTICLE V

OFFICERS

Section 1.          GENERAL PROVISIONS. The officers of the Corporation shall include a president, a secretary, and a treasurer and may include a chief executive officer, one or more vice presidents, a chief operating officer, a chief compliance officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers. In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or desirable. The officers of the Corporation, including any officers elected to fill a vacancy among the officers, shall be elected by the Board of Directors, except that the president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or any other officers. Each officer shall serve for the term specified by the Board of Directors or the appointing officer or, if no such term is specified, until his or her successor is elected and qualifies or until his or her death, or his or her resignation or removal in the manner hereinafter provided. Any two or more offices except president and vice president may be held by the same person. The election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

Section 2.          REMOVAL AND RESIGNATION. Subject in all respects to the provisions of the 1940 Act, any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors if in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer of the Corporation may resign at any time by delivering his or her resignation to the Board of Directors, the chair of the board, the president or the secretary. Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation. The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation. Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

Section 3.           VACANCIES. A vacancy in any office may be filled by the Board of Directors for the balance of the term.

Section 4.          CHIEF EXECUTIVE OFFICER. The Board of Directors may designate a chief executive officer. In the absence of such designation, the president shall be the chief executive officer of the Corporation. The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

Section 5.          CHIEF OPERATING OFFICER. The Board of Directors may designate a chief operating officer. The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 6.         CHIEF FINANCIAL OFFICER. The Board of Directors may designate a chief financial officer. The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

Section 7.         CHIEF COMPLIANCE OFFICER. The Board of Directors may designate a chief compliance officer. The chief compliance officer, subject to the discretion of and reporting to the Board of Directors, shall be responsible for the oversight of the Corporation’s compliance with the federal securities laws and other applicable regulatory requirements. The chief compliance officer shall have the responsibilities and duties as set forth by the Board of Directors from time to time.

Section 8.          PRESIDENT. The president shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. He or she may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

Section 9.           VICE PRESIDENTS. In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the president or the Board of Directors. The Board of Directors may designate one or more vice presidents as executive vice president or as vice president for particular areas of responsibility.

Section 10.        SECRETARY. The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the post office address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors.

Section 11.        TREASURER. The treasurer shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to him or her by the chief executive officer, the president or the Board of Directors. In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the chief executive officer, the president and the Board of Directors, at the regular meetings of the Board of Directors or upon request, an account of all his or her transactions as treasurer and of the financial condition of the Corporation.

Section 12.       ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the president, the chief executive officer or the Board of Directors.

Section 13.        COMPENSATION. Except as otherwise determined by the Board of Directors, officers shall not receive any stated salary or other compensation for their services as officers.

ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

Section 1.          CONTRACTS. The Board of Directors or any manager of the Corporation approved by the Board of Directors and acting within the scope of its authority pursuant to a management or advisory agreement with the Corporation may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances. Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors or a manager or adviser acting within the scope of its authority pursuant to a management or advisory agreement and executed by the chief executive officer, the president or any other person authorized by the Board of Directors or such a manager or adviser.

Section 2.          CHECKS AND DRAFTS. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by the treasurer, chief financial officer, if any, or any such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

Section 3.           DEPOSITS. All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, treasurer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

Section 1.          CERTIFICATES. Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them. In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL. In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates. There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

Section 2.           TRANSFERS. All transfers of shares of stock shall be made on the books of the Corporation in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed. The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates. Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

Section 3.         REPLACEMENT CERTIFICATE. Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued. Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

Section 4.        FIXING OF RECORD DATE. The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose. Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

Section 5.          STOCK LEDGER. The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

Section 6.         FRACTIONAL STOCK; ISSUANCE OF UNITS. The Board of Directors may authorize the Corporation to issue fractional shares of stock on such terms and under such conditions as it may determine. Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

ARTICLE VIII

ACCOUNTING YEAR

The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

Section 1.          AUTHORIZATION. Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter. Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

Section 2.          CONTINGENCIES. Before payment of any dividends or other distributions, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its absolute discretion, think proper as a reserve fund for contingencies, for equalizing dividends or other distributions or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

Subject to applicable law and the provisions of the charter of the Corporation, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

Section 1.         SEAL. The Board of Directors may authorize the adoption of a seal by the Corporation. The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland,” or shall be in such other form as may be approved by the Board of Directors. The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

Section 2.         AFFIXING SEAL. Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

ARTICLE XII

WAIVER OF NOTICE

Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice, unless specifically required by statute. The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

ARTICLE XIII

INSPECTION OF RECORDS

A stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account, stock ledger, or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

ARTICLE XIV

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation, (c) any action asserting a claim of breach of any duty owed by any director, officer, employee or agent of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director, officer, employee or other agent of the Corporation arising pursuant to any provision of the MGCL, the Charter, these Bylaws or federal law, including the 1940 Act, (e) any other action asserting a claim against the Corporation or any director, officer, employee or other agent of the Corporation that is governed by the internal affairs doctrine, or (f) any action brought by or in the right of any stockholder or any person claiming any interest in any shares of stock issued by the Corporation seeking to enforce or invalidate any provision of, or based on any matter arising out of, or in connection with, the Charter or these Bylaws, or any series or class of any shares of stock issued by the Corporation, including any claim of any nature against the Corporation, or any director, officer, employee or agent of the Corporation; and any record or beneficial stockholder of the Corporation who commences such an action shall cooperate in a request that the action be assigned to the Court’s Business and Technology Case Management Program. None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court.

ARTICLE XV

INVESTMENT COMPANY ACT

If and to the extent that any provision of the MGCL, including, without limitation, Subtitle 6 and, if then applicable, Subtitle 7, of Title 3 of the MGCL, or any provision of the Charter or these Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act shall control.

ARTICLE XVI

AMENDMENT OF BYLAWS

The Board of Directors shall have the exclusive power, at any time, to amend or repeal any provision of these Bylaws and to make new Bylaws.

Adopted by the Board of Directors on October 26, 2026.